UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 26, 2026

Date of Report (Date of earliest event reported)

JUPITER NEUROSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41265	47-4828381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 North US HWY 1, Suite 504, Jupiter, FL	33477
(Address of principal executive offices)	(Zip Code)

(561) 406-6154

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	JUNS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On June 26, 2026, the Board of Directors (the “Board”) of Jupiter Neurosciences, Inc. (the “Company”) appointed Tomas J. Philipson, Ph.D. to serve as a member of the Board, effective immediately. Dr. Philipson will serve until the next annual meeting of stockholders and until his successor is duly elected and qualified, or his earlier death, resignation, or removal.

In connection with his appointment, Dr. Philipson was also appointed to serve as a member of the Audit Committee and the Compensation Committee of the Board, in each case effective on the same date as his appointment to the Board.

Dr. Philipson, age 64, is a health care economist with experience across academia, government, and the private sector. Since June 2020, Dr. Philipson has been self-employed through his consulting firm, TJP Economic Consulting Inc., where he advises senior executives at biopharmaceutical and health care companies on economic and policy matters. Dr. Philipson currently serves as Managing Partner of MEDA Ventures since 2023. Dr. Philipson serves on the advisory boards of Diagnos Inc. since 2025, GATC Health Corp. (Medical Advisory Board) since 2022, iRemedy Healthcare Companies, Inc. since 2021, Epigenetix, Inc. since 2021, Nested Knowledge, Inc. since 2022, and M2i Global, Inc. since 2024. He is also a member of the Anthropic Economic Advisory Council since 2025. Dr. Philipson co-founded Precision Health Economics LLC in 2007 and served as Managing Partner until its acquisition in 2015. Dr. Philipson previously served in senior roles in the U.S. federal government, including as Acting Chairman of the White House Council of Economic Advisers from June 2019 to June 2020 and as a member of the Council of Economic Advisers from 2017 to 2020. Earlier in his career, he served as a senior economic advisor to the leadership of the U.S. Food and Drug Administration and the Centers for Medicare & Medicaid Services in 2003 and 2004. He was appointed to the Key Indicator Commission of the U.S. Congress in 2012 and has served as a scientific advisor to the House of Representatives’ 21st Century Cures initiative (2015) and the Biden Cancer Initiative (2017). Dr. Philipson is the Daniel Levin Chair of Public Policy Emeritus at the University of Chicago, where he held appointments in the Department of Economics, the Law School, and the Harris School of Public Policy. Dr. Philipson received a B.A. in Mathematics from Uppsala University, an M.A. in Mathematics from Claremont Graduate University, and an M.A. and Ph.D. in Economics from the Wharton School of the University of Pennsylvania.

In connection with his appointment to the Board, Dr. Philipson will receive the following equity compensation in lieu of participating in the Company’s standard cash compensation program for non-employee directors: (i) a sign-on option to purchase 90,000 shares of the Company’s common stock at an exercise price equal to the fair market value on June 29, 2026 (the “Grant Date”), vesting in equal quarterly installments over 36 months, subject to continued service as a director; and (ii) in lieu of cash compensation otherwise payable as an annual cash retainer and committee fees, an option to purchase 446,428 shares of the Company’s common stock at an exercise price equal to the fair market value on the Grant Date, vesting in equal quarterly installments over 36 months, subject to continued service as a director.

Other than the foregoing compensation arrangements, there are no arrangements or understandings between Dr. Philipson and any other persons pursuant to which he was selected as a director, and there are no transactions involving Dr. Philipson requiring disclosure under Item 404(a) of Regulation S-K.

Committee Composition

Effective June 26, 2026, the Board’s committees are composed as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee
Holger Weis (Chair)	Nicholas Hemmerly (Chair)	Julie Kampf (Chair)
Nicholas Hemmerly	Julie Kampf	Holger Weis
Tomas J. Philipson, Ph.D.	Tomas J. Philipson, Ph.D.	Nicholas Hemmerly

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUPITER NEUROSCIENCES, INC.

Date: June 30, 2026	By:	/s/ Christer Rosén
	Name:	Christer Rosén
	Title:	Chief Executive Officer